Exhibit 10.13

EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 1, 2015, by and between Robert Garcia (the “Executive”) and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”). Except as otherwise provided herein, defined terms are set forth in Section 10 below.

1.	Duties and Scope of Employment.

(a)

Position.    For the term of his employment under this Agreement (the “Employment”), the Company agrees to continue to employ Executive in the position of President and Chief Operating Officer.  Executive shall report to the Company’s Chief Executive Officer.  Executive’s principal workplace shall be in Bridgewater, New Jersey and shall be in such principal workplace a minimum of four days during each business week unless Executive is traveling to customers, investor or business meetings or for other work-related reasons or as otherwise agreed by the Company and Executive.

(b)

Obligations to the Company.  During his Employment, Executive shall (i) devote his full business efforts and time to the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company, and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)

No Conflicting Obligations.    Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)

Commencement Date.    Executive has previously commenced full-time Employment.  This Agreement shall govern the terms of Executive’s Employment effective as of January 1, 2015 (the “Commencement Date”) through the Term (as defined in Section 5(a) below).

2.	Compensation.

(a)

Salary.    The Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $424,360.  Such salary shall be payable in accordance with the Company’s standard payroll procedures.  (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”).

(b)	Incentive Bonuses. Executive shall be eligible for an annual incentive bonus with a target amount equal to 80% of his Base Salary (the “Target Bonus”). Executive’s bonus (if any) 1 shall be awarded based on criteria established by the Company’s Board of Directors (the “Board”) or its Compensation Committee.  Executive shall not be entitled to an incentive bonus if he is not employed by the Company on the last day of the fiscal year for which such bonus is payable or is provided notice of termination under Section 5(b) prior to such time.  Any bonus for a fiscal year shall be paid within 2½ months after the close of that fiscal year.  The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding.

3.

Paid Time Off and Employee Benefits.  During his Employment, Executive shall be eligible for paid time off in accordance with the Company’s paid time off policy, as it may be amended from time to time, with a minimum of 20 paid time off days per year, plus three floating holidays.  During his Employment, Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.

Business Expenses.    During his Employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies; provided, however, in the event that Executive’s residence is not in Bridgewater, New Jersey, Executive shall not incur any expenses in traveling to or staying in Bridgewater, New Jersey.  Notwithstanding anything to the contrary herein, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (c) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit.

5.	Term of Employment.

(a)

Employment Term.    The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 1 for the period commencing on the Commencement Date and ending upon the earlier of (i) December 31, 2017, and (ii) the date Executive’s Employment is terminated in accordance with Section 5(b) (the “Term”).  After the initial term of this Agreement, Executive’s Employment shall be “at will” and either Executive or the Company shall be entitled to terminate Executive’s Employment at any time and for any reason, with or without cause.  However, this Agreement will not govern the terms of Executive’s employment after the Term; provided, however, that Sections 1(b), 7, 8(a), 10(g), (h) and (i), and 11 shall survive the expiration of the Term.

(b)	Termination of Employment. The Company may terminate Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving Executive 2

30 days’ advance notice in writing.  Executive may terminate his Employment by giving the Company 30 days’ advance notice in writing.  The Company shall have the right at any time during such 30-day period, to relieve Executive of his offices, duties and responsibilities and place him on a paid leave-of-absence status, provided that during such notice period, Executive shall remain a full-time employee of the Company and shall continue to receive his then current salary compensation and other benefits as provided in this Agreement.  Executive’s Employment shall terminate automatically in the event of his death.  The termination of Executive’s Employment shall not limit or otherwise affect his obligations under Section 7.

(c)

Rights Upon Termination.    Upon Executive’s termination of Employment for any reason, Executive shall be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, 3, and 4 for the period preceding the effective date of such termination.  Upon the termination of Executive’s Employment under certain circumstances, Executive may be entitled to additional severance pay benefits described in Section 6.  The payments under this Agreement shall fully discharge all responsibilities of the Company to Executive.  This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

(d)

Rights Upon Death.    If Executive’s Employment ends due to death, Executive’s estate shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his death occurred, prorated based on the number of days he was employed by the Company during that fiscal year.  All amounts under this Section 5(d) shall be paid on the first regularly scheduled payroll date that occurs on or after 60 days after Executive’s date of death.

(e)

Rights Upon Permanent Disability.    If Executive’s Employment ends due to Permanent Disability and a Separation occurs, Executive shall be entitled to receive (i) an amount equal to his Target Bonus for the fiscal year in which his Employment ended, prorated based on the number of days he was employed by the Company during that fiscal year, and (ii) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation.  The amounts payable under this Section 5(e) shall be paid on the first regularly scheduled payroll date that occurs on or after 60 days after Executive’s Separation.

6.	Termination Benefits.

(a)	Preconditions. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless Executive:

(i)

Has executed (or, with respect to Section 5(d), the executor or his estate has executed) a general release of all claims Executive (or his executor or estate) may have against the Company or persons affiliated with the Company (substantially in the form attached hereto as Exhibit A) (the “Release”);

(ii)	Complies with Executive’s obligations under Section 7 of this Agreement;

(iii)	Has returned all property of the Company in Executive’s possession; and

(iv)	If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

Executive must execute and return the Release within the period of time set forth in the Release (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after Executive’s Separation.  If Executive fails to return the Release on or before the Release Deadline or if Executive revokes the Release, then Executive will not be entitled to the benefits described in this Section 6.

(b)

Severance Pay in the Absence of a Change in Control.    If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 24 months following a Change in Control, Executive resigns his Employment for Good Reason and a Separation occurs or the Company terminates Executive’s Employment with the Company for a reason other than death, Cause or Permanent Disability and a Separation occurs, then the Company shall pay Executive a lump sum severance payment equal to (i) one and one-half times his Base Salary in effect at the time of the termination of Employment, (ii) his average annual bonus based on the actual amounts received in the immediately preceding two years and (iii) the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation.  Notwithstanding anything herein to the contrary, in the event that Executive Employment is terminated for a reason other than death, Cause or Permanent Disability or Executive resigns his Employment for Good Reason under this Subsection (b) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of termination if such termination under this Subsection (b) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection (b) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(c)

Severance Pay in Connection with a Change in Control.    If, during the term of this Agreement and within 24 months following a Change in Control, Executive is subject to an Involuntary Termination, then (i) the Company shall pay Executive a lump sum severance payment equal to (x) two times his Base Salary in effect at the time of the termination of Employment plus two times Executive’s average bonus received in the immediately preceding two years and (y) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation and (ii) the vesting of all stock options and shares of restricted stock granted by the Company and held by Executive shall be accelerated in full as of the date of the Involuntary Termination.  Notwithstanding anything herein to the contrary, in the event that Executive is subject to an Involuntary Termination under this Subsection (c) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of the Involuntary Termination if such termination under this Subsection (c) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection (c) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(d)

Commencement of Severance Payments.    Payment of the severance pay provided for under this Agreement will be made on the first regularly scheduled payroll date that occurs on or after 60 days after Executive’s Separation, but only if Executive has complied with the release and other preconditions set forth in Subsection (a) (to the extent applicable).

7.	Protective Covenants.

(a)

Non–Competition.    As one of the Company’s executive and management personnel and officer, Executive has acquired extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect. Executive further acknowledges that during his employment he will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, and in consideration of this Agreement, Executive agrees that during his employment with the Company and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, whether under this Agreement or otherwise (the “Restricted Period”), he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory.  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock he presently owns shall not constitute a violation of this Section.

(b)	Non-Solicitation and Non-Servicing. During his employment with the Company and continuing until the Restricted Period, Executive shall not directly or indirectly, personally or through others,

(i)

attempt in any manner to solicit, persuade or induce any Client of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase or licensing of products or services manufactured, marketed, licensed or sold by the Company, or to become a Client of or enter into any contractual or other relationship with Executive or any other individual, person or entity in regard to the purchase or license of products or services similar or identical to those manufactured, marketed or sold by the Company; or

(ii)	attempt in any manner to solicit, persuade or induce any individual, person or entity 5 which is, or at any time during Executive’s employment with the Company was, a supplier of any product or service to the Company or vendor of the Company (whether as a distributor, agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company; or

(iii)	render to or for any Client any services of the type rendered by the Company; or

(iv)

employ as an employee or retain as a consultant any person who is then, or at any time during the preceding twelve months was, an employee of or consultant to the Company (unless the Company had terminated the employment or engagement of such employee or exclusive consultant prior to the time of the alleged prohibited conduct), or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

(c)	Non-Disclosure. Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

(d)

Reasonable.    Executive agrees and acknowledges that the time limitation on the restrictions in this Section 7, combined with the geographic scope, is reasonable.  Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through his Employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to him.  If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.	Successors.

(a)

Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)

Employee’s Successors.    This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.	Taxes.

(a)	Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect applicable withholding and payroll taxes or other deductions required to be withheld by law.

(b)

Tax Advice.    Executive is encouraged to obtain his own tax advice regarding his compensation from the Company.  Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive shall not make any claim against the Company or the Board related to tax liabilities arising from Executive’s compensation.

(c)

Parachute Taxes.    Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”): (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.  All determinations to be made under this subparagraph (c) shall be made by an independent public accounting firm selected by the Company before the date of the Change in Control (the “Accounting Firm”).  In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to Section 7 of this Agreement, and the amount of his potential parachute payment under Section 280G of the Code shall be reduced by the value of those restrictive covenants to the extent consistent with Section 280G of the Code and the regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this subparagraph (c), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to Executive.  In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive.  Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subparagraph (c) shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this subparagraph (c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(d)

Section 409A.    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his Separation, then (i) the severance payments under Section 6, to the extent that they are subject to Section 409A of the Code, shall commence on the first business day following (A) expiration of the six-month period measured from Executive’s Separation, or (B) the date of

Executive’s death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

10.	Definitions.

(a)	Cause. For all purposes under this Agreement, “Cause” shall mean:

(i)	An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)	A material breach by Executive of any material agreement between Executive and the Company;

(iii)	A material failure by Executive to comply with the Company’s written policies or rules;

(iv)	Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)	Executive’s gross negligence or willful misconduct which causes material harm to the Company;

(vi)	A continued failure by Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board; or

(vii)

A failure by Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation

(b)	Change in Control. For all purposes under this Agreement, “Change in Control” shall mean the occurrence of:

(i)

The acquisition, by a person or persons acting as a group, of the Company's stock that, together with other stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company;

(ii)	The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;

(iii)

The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)

The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company's assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 80% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation's assets).

(c)

Client.  For all purposes under this Agreement, “Client” shall mean (i) anyone who is a client of the Company as of, or at any time during the one-year period immediately preceding, the termination of Executive’s employment, but only if Executive had a direct relationship with, supervisory responsibility for or otherwise were involved with such client during Executive’s employment with the Company and (ii) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, Executive’s employment termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the termination date, and only if Executive participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

(d)	Code. For all purposes under this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	Company. For all purposes under this Agreement, “Company” shall include Synchronoss Technologies, Inc. and all of its subsidiaries and affiliates.

(f)	Good Reason. For all purposes under this Agreement, “Good Reason” shall mean:

(i)	a change in Executive’s position with the Company that materially reduces her level of authority or responsibility;

(ii)	a reduction in Executive’s base salary by more than 10% unless pursuant to a Company-wide salary reduction affecting all Executives proportionately;

(iii)	relocation of Executive’s principal workplace by more than 50 miles from such workplace;

(iv)	a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; or

(v)

a material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally.

A  condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving Executive’s written notice.  In addition, Executive’s resignation must occur within 12 months after the condition comes into existence.

(g)

Involuntary Termination.  For all purposes under this Agreement, “Involuntary Termination” shall mean either (i) the Company terminates Executive’s Employment with the Company for a reason other than death, Cause or Permanent Disability and a Separation occurs, or (ii) Executive resigns his Employment for Good Reason and a Separation occurs.

(h)

Permanent Disability.  For all purposes under this Agreement, “Permanent Disability” shall mean Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(i)

Proprietary Information.  For all purposes under this Agreement, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.

(j)

Restricted Business.  For all purposes under this Agreement, “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company at the time Executive’s employment with the Company ends, whether during or after the Term.

(k)

Restricted Territory.  For all purposes under this Agreement, “Restricted Territory” shall mean any state, county, or locality in the United States or around the world in which the Company conducts business.

(l)	Separation. For all purposes under this Employment Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

(m)

Solicit.  For all purposes under this Agreement, “solicit” shall mean (i) active solicitation of any Client or Company employee; (ii) the provision of information regarding any Client or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client or attempting to hire any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Client or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client or employ such Company employee; and (iv) any other passive use of information about any Client or Company employee which has the purpose or effect of assisting a third party or causing harm to the business of the Company.

11.	Miscellaneous Provisions.

(a)

Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address that she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)

Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)

Whole Agreement.    This Agreement and the Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether oral or written and whether express or implied) between Executive and the Company and constitute the complete agreement between Executive and the Company regarding the subject matter set forth herein.

(d)

Choice of Law and Severability.    This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)

No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)

Survival.  The rights and obligations of the parties under the provisions of this Agreement (including without limitation Section 7 shall survive, and remaining binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement the termination of Executive’s Employment hereunder or otherwise, to the extent necessary to preserve the intended benefits of such provision.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

\s\ ROBERT GARCIA
Robert Garcia
SYNCHRONOSS TECHNOLOGIES, INC.

By: \s\ STEPHEN G. WALDIS
Stephen G. Waldis
Chief Executive Officer